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                                                                  Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American Vantage Companies

We consent to incorporation by reference in registration statement No. 333-00905 on Form S-8 of American Vantage Companies of our report dated October 1, 1998 (except for Note 3 as to which the date is October 22, 1998), relating to the consolidated balance sheets of American Vantage Companies as of July 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the July 31, 1998 annual report on Form 10-KSB of American Vantage Companies.

/s/ BRADSHAW, SMITH & CO.

Las Vegas, Nevada
October 28, 1998